SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2012

AXIUS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-147276	27-3574086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6A Easa Al Gurg Tower, 6th Floor, Baiyas Road, P.O.Box 186549, Dubai UAE
Address of principal executive offices

Registrant’s telephone number, including area code: 00971 44475722

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .     Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

     .     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on February 6, 2012, the board of directors elected Adam Bader, Ph.D. to the Board of Directors. Dr. Bader, age 46, holds a Ph.D. in physics from Windsor University and a Masters in Health Physics from the Georgia Institute of Technology.  For the past four years Dr. Bader has been the Chairman of Healthcare Quality International LLC, a healthcare consultancy firm headquartered in Dubai, United Arab Emirates and providing services relating to facility operation throughout the Middle East.  He is also CEO of the American Academy of Cosmetic Surgery Hospital in Dubai and other privately held medical consultancy firms.

During the past five years, none of the following occurred with respect to Dr. Bader: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Dr. Bader shall serve until our next annual meeting or until his successor shall be elected and shall qualify.  Dr. Bader does not serve on any Board committee.

Dr. Bader does not own any of our securities and does not receive any compensation for serving as our director.  We have not had any transactions with Dr. Bader of a material nature that would require disclosure.

Item 9.01 Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIUS INC.

/s/ Roland Kaufman

Roland Kaufman

President, CEO and Director

Date: February 15, 2012